SEC 1745 (02-02)	Potential persons who are to respond to the collection of information contained in this form are Not Required to respond unless the form displays a currently valid OMB control number.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.1)*

Tata Motors Limited

(Name of Issuer)

Ordinary Shares, par value Rs.10 per share

(Title of Class of Securities)

8765685024

(CUSIP Number)

August 18, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1 (b)
[ ]	Rule 13d-1 (c)
[ X ]	Rule 13d-1 (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Sons Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 84138325
		6.	Shared Voting Power 44564491
		7.	Sole Dispositive Power 84138325
		8.	Shared Dispositive Power 44564491

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). EwartInvestments Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ..............................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 501191
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 501191
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Steel Limited (formerlyTata Iron and Steel Company Limited)

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only .........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 32378410
		6.	Shared Voting Power 396815
		7.	Sole Dispositive Power 32378410
		8.	Shared Dispositive Power 396815

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Kalimati Investment Company Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 396815
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 396815
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Investment Corporation Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ...................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 1830000
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 1830000
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Industries Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only .....................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 7734255
		6.	Shared Voting Power 45
		7.	Sole Dispositive Power 7734255
		8.	Shared Dispositive Power 45

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Finance Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ......................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 0
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 0
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 0.0%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Niskalp Investments and Trading Company Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 45
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 45
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata International Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ......................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 683461
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 683461
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Tata Chemicals Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only .....................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 603207
		6.	Shared Voting Power 1830000
		7.	Sole Dispositive Power 603207
		8.	Shared Dispositive Power 1830000

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons. Tata Tea Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ...........................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 369392
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 369392
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons. Sir Ratan Tata Trust

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 171840
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 171840
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Sir Dorabji Tata Trust

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 161792
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 161792
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). J R D Tata Trust

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 21056
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 21056
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Voltas Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 9682
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 9682
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Lady Tata Memorial Trust

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ......................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 288
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 288
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Af-taab Investments Company Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 58033
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 58033
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 129057792

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 34.3%

12.	Type of Reporting Person CO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). J N Tata Endowment for the Higher Education of Indians

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 0
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 0
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 0.0%

12.	Type of Reporting Person OO

CUSIP No. 8765685024

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). Rallis India Limited

2.	Check the Appropriate Box if a Member of a Group
	(a)	Not Required
	(b)	Not Required

3.	SEC Use Only ........................................................

4.	Citizenship or Place of Organization The Republic of India

Number of Shares Beneficially Owned by Each Reporting Person With		5.	Sole Voting Power 0
		6.	Shared Voting Power 0
		7.	Sole Dispositive Power 0
		8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares. Not Applicable

11.	Percent of Class Represented by Amount in Row (9) - 0.0%

12.	Type of Reporting Person CO

Item 1.
(a)	Name of Issuer Tata Motors Limited
(b)	Address of Issuer's Principal Executive Offices Bombay House, 24, Homi Mody Street, Mumbai - 400 001, Maharashtra, India

Item 2.
(a)	Name of Person Filing Each of the following is hereinafter individually referred to as a ‘Reporting Person’ and collectively as the ‘Reporting Persons’. This statement is filed on behalf of -
Tata Sons Limited
Tata Iron and Steel Company Limited
Tata Investment Corporation Limited
Tata Industries Limited
Tata International Limited
Ewart Investments Limited
Tata Chemicals Limited
Tata Tea Limited
Sir Ratan Tata Trust
Kalimati Investment Company Limited
Sir Dorabji Tata Trust
J R D Tata Trust
Af-Taab Investment Company Limited
Lady Tata Memorial Trust
Niskalp Investments and Trading Company Limited
Voltas Limited
Tata Finance Limited
Rallis India Limited
J N Tata Endowment for the Higher Education of Indians
(b)

Address of Principal Business Office or, if none, Residence:

The principal office of each Reporting Person except as mentioned below is Bombay House, 24, Homi Mody Street, Mumbai - 400 001, Maharashtra, India

Tata Tea Ltd, 1 Bishop Lefroy Road, Calcutta - 20, India

Voltas Limited, Voltas House, ‘A’ Block, Dr Babasaheb Ambedkar Road, Chinchpokli, Mumbai - 400 033

Tata Finance Limited, Bezzola Complex, V N Purav Marg, Chembur, Mumbai - 400 071

Rallis India Limited, Apeejay House, 7 th Floor, 3 D W Road, Churchgate, Mumbai - 400 020

(c)	Citizenship Republic of India
(d)	Title of Class of Securities Ordinary Shares, par value Rs.10 per share
(e)	CUSIP Number 876568502

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
(a)	[ ]	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	[ ]	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	[ ]	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	[ ]	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
(e)	[ ]	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	[ ]	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	[ ]	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership. Incorporated by reference to Items (5) to (9) and (11) of the cover page.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [   ].

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group

By filing this Schedule 13G as a joint filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the ‘Act’), the Reporting Persons are not affirming the existence of a group. In addition, this schedule 13G shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this Schedule 13G as to which such Reporting Person may be deemed to have shared voting power or shared dispositive power as described in the cover pages of this Schedule 13G and in Exhibit 1 hereto.

By making this disclosure, the Reporting Companies expressly disclaims:

1.	the existence of any group relating to their ownership of shares’
2.	any control relationship between any or all of Reporting Companies
3.	any beneficial ownership by any or all of Reporting Companies

Item 9.	Notice of Dissolution of Group
Not Applicable

Item 10.	Certification
(a)		Not Applicable
(b)		Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Tata Sons Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Ewart Investments Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Tata Steel Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Kalimati Investment Company Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Tata Investment Corporation Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Tata Industries Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Tata Finance Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Niskalp Investments and Trading Company Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Tata International Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Tata Chemicals Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Tata Tea Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Sir Ratan Tata Trust
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Sir Dorabji Tata Trust
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

J R D Tata Trust
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Lady Tata Memorial Trust
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Af-taab Investments Company Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

J N Tata Endowment for the Higher Education of Indians
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Rallis India Limited
By:	/s/R R Shastri
Name:	R R Shastri
Title:	Attorney-in-fact*

Voltas Limited
By:	/s/V P Malhotra
Name:	V P Malhotra
Title:	Company Secretary

*Pursuant to a Power of Attorney dated as of February 14, 2005 previously filed by certain of the Reporting Persons as Exhibit 3 to Schedule 13G on February 14, 2005.

Attention:	Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)